Exhibit 99.1

COBALIS INITIATES TWIN PHASE III CLINICAL TRIALS FOR PREHISTIN(TM)

    IRVINE, Calif.--July 25, 2006--Cobalis Corp. (OTC BB: CLSC) a pharmaceutical development company focused on the treatment of allergy and other atopic conditions, announced today that it has enrolled its first patient into its twin Phase III Clinical Trials of its lead anti-allergy medication PreHistin(TM). The randomized, double blind, placebo-controlled studies are intended to assess the efficacy and safety of pre-seasonal treatment with PreHistin on moderate to moderately severe seasonal ragweed allergy patients.

The ten-week clinical trials are being conducted at 23 sites across the central, southern, and eastern United States and will utilize electronic diary records to assess improvement in total nasal symptom score (TNSS). Approximately 1,600 to 2,000 patients in total will be randomized into the twin studies to receive either placebo or 3.3 mg sublingual PreHistin twice daily for three weeks prior to the onset of the ragweed allergy season, and for an additional three weeks into the allergy season. As in the Company's previous Phase III trial, the studies' primary end point will be improvement in TNSS in weeks four, five and six. To determine the lasting effect, a secondary endpoint will measure the symptomology for patients over the last four weeks of the study. These twin studies are anticipated to fulfill the requirement for the two Phase III double blind, placebo controlled studies typically required for FDA approval.

For the estimated 36 million Americans who are afflicted with seasonal allergic rhinitis, ragweed is the allergen most responsible for their allergy symptoms. Ernie T. Armstrong, Cobalis' Chief Scientific Officer stated, "The ragweed plant is particularly hard to get rid of because it grows in almost any sunny area - on roadsides, vacant lots and fields. Each plant can produce a billion grains of pollen over a season, which can travel up to 400 miles in the air."

Cobalis Corp. Chief Executive Officer, Dr. Gerald Yakatan commented, "Cobalis is committed to developing and commercializing PreHistin, the cornerstone of our atopic disease research and development program. The results of our previous Phase III clinical trial of PreHistin in patients with Mountain Cedar seasonal allergies were encouraging, and we are eager to prove the potential of PreHistin as a treatment for nasal allergy symptoms in these seasonal ragweed studies. The goal is to be able to offer a new, over-the-counter anti-allergy treatment option for allergy sufferers." Cobalis completed a Phase III trial in 2005 that demonstrated that patients who had taken PreHistin showed a reduction of allergy symptoms.

    About Cobalis Corp.

    Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

    Safe Harbor

    This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterly report on Form 10-KSB filed with the SEC on July 14, 2006.

    CONTACT: Jaffoni & Collins Incorporated
             David Collins or Steven Hecht, 212-835-8500
             CLSC@jcir.com